EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 17, 2023 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.114609 per unit, payable on March 14, 2023, to unitholders of record on February 28, 2023. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	11,000	100,000	$76.96	$7.80

Prior Month Distribution	13,000	618,000	$82.06	$4.32

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Prior Month Distribution

XTO Energy has advised the Trustee that out of period adjustments made by a remitter in the New Mexico Royalty Interest net profits interests had a significant impact on the gas sales volume and average price reported in the January 2023 distribution.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $6,000 on properties underlying the Texas Working Interest net profits interests, primarily due to timing of receipts. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $1,802,000, including accrued interest of $665,000.

XTO Energy has advised the Trustee that excess costs increased by $121,000 on properties underlying the Oklahoma Working Interest net profits interests, primarily due to drilling costs from the Hewitt Unit and timing of receipts. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests total $997,000, including accrued interest of $16,000.

For more information on the Trust, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Argent Trust Company, Trustee 855-588-7839